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                                                                    Exhibit 99.1

                   [LETTERHEAD OF COLUMBIA LABORATORIES, INC]



NEWS

Contact: Columbia Laboratories, Inc.
         James Apostolakis, Vice Chairman
         (212) 588-1900
         David Weinberg, Chief Financial Officer
         (973) 994-3999

         In-Site Communications, Inc.
         Lisa Carlton-Wilson, Investor Relations/Media Relations
         (212) 759-3929

FOR IMMEDIATE RELEASE

                    COLUMBIA LABORATORIES ANNOUNCES EUROPEAN
                MARKETING PARTNERSHIP WITH ARDANA BIOSCIENCE FOR
                     TESTOSTERONE BUCCAL BIOADHESIVE PRODUCT

          Columbia to Receive $8 Million in Upfront and Milestone Fees

Livingston, NJ and Edinburgh, Scotland, October 17, 2002 -- Columbia Laboratories (AMEX: COB) and Ardana Bioscience, Ltd. announced today that they have executed a license and supply agreement for Columbia's Striant(TM) testosterone buccal bioadhesive product in eighteen European countries (excluding Italy).

Under the terms of the agreement, Ardana will market, distribute and sell Striant(TM). In exchange for these rights, Columbia will receive total payments of $8 million, including $4 million in signature and milestone fees in the fourth quarter of 2002 ($2 million payable immediately, $1 million payable on December 15, 2002 and $1 million payable upon filing of the application for regulatory approval in the United Kingdom). Initial regulatory approval of the U.K. application will be the basis for mutual recognition applications to be filed in the rest of Europe. Additional milestone payments totaling $2 million are due upon marketing approvals in major European countries included in the agreement. A performance payment of $2 million is also due upon achievement of a certain level of sales. Ardana will purchase its requirements of product from Columbia during the term of the agreement.


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Fred Wilkinson, president and chief executive officer of Columbia, stated, "We are pleased to have Ardana as our European marketing partner for this promising product, and are confident that their outstanding management team will successfully launch Striant(TM) in the key markets within their territory. The Columbia regulatory team is in the process of completing the necessary steps to submit the application for regulatory approval in the U.K. for Striant(TM), which will complement the NDA that we filed with the U.S. Food and Drug Administration in August of this year. We plan to complete several other similar agreements which would allow Striant(TM) to be marketed worldwide."

Simon Best, Ardana's chief executive officer commented, "This is another step in our ambitious strategy to rapidly transform Ardana from a research-based bioscience start-up into a profitable, high-growth specialty pharmaceutical company which will significantly improve human reproductive health. Ardana has a strong research pipeline and recently acquired an exciting development portfolio. This new partnership provides us with a near-to-market product which will be launched first in the UK in Q1 of 2004. We are delighted that a company of Columbia's stature and track record has selected Ardana as the partner of choice to market its key product in Europe. Such partnerships form part of our long-term strategy to embellish our in-house product portfolio and secure short-term revenue to support product development and effective sales and marketing."

Striant(TM), for which Columbia submitted an NDA with the U.S. Food and Drug Administration in August 2002, is a controlled- and sustained- release bioadhesive tablet containing 30mg of testosterone. The novel tablet, which is 9mm in diameter and adheres to the patient's gum, is designed to provide testosterone replacement at physiologic levels with the primary indication being hypogonadism in men. This product utilizes both the Bioadhesive Delivery System
(BDS) and the hydrating buccal technology platforms previously patented by the company.

Columbia Laboratories, Inc. is an international pharmaceutical company dedicated to research and development of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia's products primarily utilize the company's patented Bioadhesive Delivery System (BDS) technology.

Ardana Bioscience is a reproductive health company focused on obstetrics, sexual dysfunction, contraception and endometriosis/menstrual disorders. The company was created in July 2000 to commercialize research by the Medical Research Council's Human Reproductive Sciences Unit in Edinburgh, Scotland, which has been at the forefront of this area of research

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for the last 28 years. Ardana has two products in clinical development and a number of preclinical compounds including those which address male contraception, female sexual dysfunction and cervical ripening.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, timely and successful completion of clinical studies, success in obtaining regulatory acceptance and approval of new products, including Striant(TM), competitive economic and regulatory factors in the pharmaceutical and healthcare industry, general economic conditions, and other risks and uncertainties that may be detailed, from time to time, in Columbia's reports filed with the Securities and Exchange Commission.

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